Exhibit 4.10

Helix BioPharma Corp.
STOCK OPTION AGREEMENT
(2000 Option Plan - Standard)

1.    Grant of Option.

Helix BioPharma Corp. (the “Company”) has granted to NAME OF OPTIONEE (the “Optionee”), an option to purchase a total of NUMBER OF OPTIONS - WRITTEN (NUMBER OF OPTIONS - NUMERICAL) common shares (the “Shares”) in the capital of the Company, at a price of $PRICE OF OPTIONS - NUMERICAL (Canadian funds) per Share, and in all respects subject to the terms, definitions and provisions of the Company’s 2000 Stock Option Plan (the “Plan”) which is incorporated herein by reference. The terms defined in the Plan shall have the same defined meanings herein.

2.    Exercise of Option. NOTE: All options in June 30, 2005 grant are exercisable immediately except Frank Michalargias (1/6 of his options shall vest every 6 months)

Subject to the provisions of the Plan, this Option shall be exercisable during its term as follows:

(a)
Subject to subsection (c) below, this Option shall be exercisable, at any time and from time to time, as to NUMBER OF OPTIONS - NUMERICAL Shares subject to the Option, or any portion thereof, at any time on or after the Date of Grant [Specify vesting schedule, if applicable];

(b)	This Option may not be exercised for a fraction of a Share;

(c)
In the event of Optionee’s death, Disability, or termination of service with the Company, the Optionee’s ability to exercise the Option shall be governed by Section 7 and by the provisions of the Plan.

3.    Method of Exercise.

This Option shall be exercisable by written notice which shall state the election to exercise the Option, the number of Shares in respect of which the Option is being exercised, registration and delivery instructions, if any, and such other representations and agreements as to the Optionee’s investment intent with respect to such Shares as may be required by the Company pursuant to the provisions of the Plan. Such written notice shall be signed by the Optionee and shall be delivered in person or by certified mail to the Company. The written notice shall be accompanied by payment of the aggregate Option Exercise Price as provided in Section 4 below.

4.    Method of Payment.

Payment of the Option Exercise Price shall be by way of cheque or bank draft in Canadian funds, made payable to the Company, in an amount equal to the full purchase price of the number of optioned Shares specified in the notice of exercise.

5.    Compliance with Laws.

This Option may not be exercised unless the issuance of such Shares upon such exercise or the method of payment of consideration for such Shares complies with all relevant Securities Laws, as that term is defined in the Plan, or any other laws or regulations, including all tax withholding laws.

6.    Residents of the United States.

If the Optionee is a resident or citizen of the United States of America at the time of the exercise of the Option, the certificate

(s) representing the optioned Shares may be endorsed with the following or a similar legend: “The shares represented by this Certificate have not been registered under the Securities Act of 1933, as amended, of the United States of America (the “Act”) or the securities laws of any state (“State”) of the United States of America and may not be sold, transferred, pledged, hypothecated or distributed, directly or indirectly, to a U.S. person (as defined in Regulation S adopted by the U.S. Securities and Exchange Commission under the Act) or within the United States unless such shares are (i) registered under the Act and any applicable State securities act (a “State Act”), or (ii) exempt from registration under the Act and any applicable State Act and the Company has received an opinion of counsel to such effect reasonably satisfactory to it, or (iii) sold in accordance with Regulation S.”

7.      Term and Early Termination of Option.

7.1    Term of Option.

This Option is for a term of 5 years, expiring on EXPIRY DATE (the “Expiry Date”), subject to Sections 7.5 and 7.6 below, and the Plan. This Option will terminate earlier than the Expiry Date upon the occurrence of a number of events, including termination of the Optionee’s position as an Eligible Person.

7.2    Termination Date.

For purposes of this Section 7, “Termination Date” shall mean the date on which the Optionee ceases to be an Eligible Person for any reason whatsoever, provided that if notice is given by the Company, an affiliate of the Company or by the Optionee, to terminate the Optionee’s position as an Eligible Person, then Termination Date shall mean the date specified in such notice as the last day of service.

7.3    No Modification of Termination Date.

The Optionee acknowledges and agrees that the Termination Date, as defined herein, shall not be extended by payment of any severance, in lieu of notice or otherwise, as may be provided for in the Optionee’s notice of termination, any employment, consulting, or other service agreement between the Optionee and the Company or its affiliates, or any statutory or common-law notice period respecting the termination of the Optionee’s position as an Eligible Person.

7.4    Cessation of Vesting.

If the Optionee’s position as an Eligible Person is terminated prior to the Expiry Date for any reason whatsoever, then any vesting of options shall terminate on the Termination Date, and, subject to the Plan and Sections 7.5 and 7.6 below, only those Options that have vested and remain unexercised as of such date are available for exercise.

7.5    Early Termination of Options.

If the Optionee’s position as an Eligible Person is terminated prior to the Expiry Date for a reason other than the Optionee’s death, Disability, or termination for just cause, then all rights to exercise this Option will terminate on the day which is the earlier of the Expiry Date and:

(i)	the 30th day after the Termination Date; or

(ii)	6 months after the Termination Date, if the Termination Date occurs within the 6 months following a Change of Control; or

(iii)
a date up to 12 months after the Termination Date, if the Optionee makes written application to the Committee and receives the written consent of the Committee, which consent may be given at the discretion of the Committee.

7.6    Termination for Just Cause.

If the Optionee’s position as an Eligible Person is terminated for just cause, this Option shall terminate on the day which is the earlier of the Expiry Date and the date of termination for just cause.

7.7    Other Early Termination Provisions.

Other early termination provisions which apply to this Option are contained in the Plan.

In no event shall this Option be exercisable beyond the Expiry Date.

8.    Non-Transferability of Option.

This Option may not be transferred in any manner otherwise than by will or by the laws of descent or distribution, and may be exercised during the lifetime of Optionee only by the Optionee or by the Optionee’s guardian, if any, as provided in the Plan. The terms of this Option shall be binding upon the executors, administrators, heirs, successors and assigns of the Optionee.

9.    Not an Employment Agreement.

This Agreement is not an employment agreement, and nothing contained in this Agreement shall obligate the Company or an affiliate of the Company to retain an Optionee as an employee, officer, director, or Consultant for any period, nor shall this Agreement interfere in any way with the right of the Company or affiliates of the Company to reduce such Optionee’s compensation.

Date of Grant:   GRANT DATE

HELIX BIOPHARMA CORP.

Per:___________________________________
   Authorized Signatory

Optionee acknowledges receipt of a copy of the Plan, a copy of which is annexed hereto; represents that Optionee is familiar with the terms and provisions of the Plan; and hereby accepts this Option subject to all of the terms and provisions of the Plan.

Optionee:

________________________________                Date signed: ______________________

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